Exhibit 10.45

Office Depot. Inc.

Amendment to Certain Long-Term Incentive Awards

This amendment applies to certain long-term incentive awards outstanding to eligible members of the Office Depot, Inc. Executive Leadership Team.

Amendment to Restricted Stock Unit Awards

Each Restricted Stock Unit Award is amended to provide that in the event of the Eligible Executive’s Involuntary Termination, the Eligible Executive will continue to vest (to the extent not already vested) in the portion of the Restricted Stock Unit Award that would otherwise have vested on or before the end of calendar year 2017 in the absence of the Eligible Executive’s Involuntary Termination. Such Vesting of a Restricted Stock Unit Award will occur on the scheduled vesting dates specified in the Award Agreement evidencing the Restricted Stock Unit Award.

Amendment to Performance Share Awards

Each Performance Share Award is amended to provide that in the event of the Eligible Executive’s Involuntary Termination, the Performance Share Award will continue to vest based on actual performance pursuant to the terms of the Award Agreement evidencing the Performance Share Award. Such Vesting will occur on the later of the scheduled vesting date specified in the Award Agreement evidencing the Performance Share Award or the date the Compensation Committee of the Company’s Board of Directors determines performance for the applicable performance period specified in the Award Agreement evidencing the Performance Share Award.

No Other Changes

Except as provided in this amendment, the terms and provisions of the Awards shall continue in full force and effect. In particular, payment under each Award will be made in accordance with the existing payment schedule specified in the Award Agreement evidencing the Award.

Definitions

The following definitions apply for purposes of this Amendment:

•	“Award” means a Restricted Stock Unit Award or Performance Share Award.

•	“Award Agreement” means, with respect to an Award, the written or electronic agreement evidencing the Award.

•	“Cause”, with respect to an Award, has the meaning set forth in the Award Agreement evidencing the Award.

•	“Company” means Office Depot, Inc.

•	“Eligible Executive” means, with respect to an Award, the member of the Leadership Team to whom the Award is outstanding.

•	“Involuntary Termination” means an Eligible Executive’s involuntary termination of employment with the Company and its Subsidiaries without Cause.

•	“Leadership Team” means the members of Company’s Executive Leadership Team specified on Appendix A hereto.

•	“Restricted Stock Unit Awards” means the awards of Restricted Stock Units granted to Eligible Executives under the Plans in the Company’s 2013, 2014, 2015 and 2016 fiscal years and that were outstanding on October 27, 2016.

•	“Performance Share Award” means, with respect to each Eligible Executive, the award of Performance Shares granted to the Eligible Executive under a Plan in the Company’s 2013 or 2014 fiscal year, as applicable, that is tied to performance for the Company’s cumulative 2014-2016 fiscal year period and that was outstanding on October 27, 2016.

•	“Plans” means the Office Depot, Inc. 2007 Long-Term Incentive Plan, the Office Depot, Inc. 2015 Long-Term Incentive Plan, and the 2003 OfficeMax Incentive and Performance Plan.

•	“Subsidiary”, with respect to an Award, has the meaning set forth in the Plan under which the Award was granted.

OFFICE DEPOT, INC.

By:
Name:	Roland C. Smith
Title:	Chairman and Chief Executive Officer

Appendix A

Mark Cosby, President, North America

Steve Hare, EVP, Chief Financial Officer

Troy Rice, EVP, Chief Operating Officer, North America

Michael Allison, EVP, Chief People Officer

Steve Calkins, EVP, Chief Legal Officer

Juliet Johansson, EVP, Chief Strategy and Innovation Officer

Ron Lalla, EVP, Chief Merchandising Officer

Tim Beauchamp, EVP, Supply Chain

Rob Koch, EVP, Business Development

Todd Hale, EVP, Global Chief Information Officer

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